BRYAN CAVE LLP
William I. Chertok, California Bar No. 30847
Christopher L. Dueringer, California Bar No. 173746
Rosario L. Vizzie, California Bar No. 220889
120 Broadway, Suite 300
Santa Monica, California 90401-2386
Telephone:                                (310) 576-2100
Facsimile:                                  (310) 576-2200

Attorneys For Respondent, Counterclaimant
and Third Party Respondent NATIONAL QUALITY CARE, INC.

JUDICIAL ARBITRATION AND MEDIATION SERVICE (“JAMS”)
LOS ANGELES OFFICE

XCORPOREAL OPERATIONS, INC., a Delaware corporation, Claimant, vs. NATIONAL QUALITY CARE, INC., a Delaware corporation, Respondent.	JAMS Reference No.: 1210026747 [Arbitrator: Hon. Richard C. Neal] AGREEMENT AND STIPULATION REGARDING PARTIAL FINAL AWARD
NATIONAL QUALITY CARE, INC., a Delaware corporation,

Counterclaimant,

vs.

VICTOR GURA, M.D., an individual; XCORPOREAL OPERATIONS, INC., a Delaware corporation, TERREN PEIZER, an individual,

Counter-Respondents.

VICTOR GURA, M.D., an individual, Third Party Claimant, vs. NATIONAL QUALITY CARE, INC., a Delaware corporation, Third Party Respondent.

Bryan Cave LLP
120 Broadway, Suite 300
Santa Monica, California 90401-2386

This Stipulation is entered into by and between Respondent, Counterclaimant and Third Party Respondent National Quality Care, Inc. (“NQCI”), on the one hand, and Xcorporeal, Inc., and Claimant and Counter-respondent  Xcorporeal Operations, Inc. (collectively, “Xcorporeal”), on the other hand, (“NQCI” and “Xcorporeal” are sometimes individually referred to herein as “Party” and are collectively referred to herein as the “Parties”), relating to the Partial Final Award that was issued by the Arbitrator in the above-entitled arbitration, dated April 13, 2009 (“Award”).

In consideration of the mutual promises and covenants herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.           None of the Parties will file or prosecute any petition or motion to vacate, correct, modify or stay enforcement of the Award, or any portion of the Award, through the filing of a petition or motion with a court pursuant to the provisions of Code of Civil Procedure (“C.C.P.”) Section 1285 et seq. or pursuant to any other applicable statute or authority.

2.           Any of the Parties may, at any time, seek to confirm all but not part of the Award through the filing of an appropriate petition or motion with the court pursuant to the provisions of C.C.P. Section 1285 et seq.  In response to a petition or motion to confirm the Award, no Party will oppose, object to or in any way seek to hinder or delay the court’s confirmation of the Award, but will in fact support and stipulate to such confirmation.

3.           The Parties hereby waive any and all right to (i) appeal from, (ii) seek appellate review of (including but not limited to by extraordinary writ), (iii) file or prosecute any lawsuit, action, motion or proceeding, in law, equity, or otherwise, challenging, opposing, seeking to modify or otherwise attacking the confirmed Award or the judgment thereon.

Bryan Cave LLP
120 Broadway, Suite 300
Santa Monica, California 90401-2386

4.           NQCI will not attempt to execute on or file any motion, petition or application or commence any proceeding seeking the collection of any attorneys’ fees that have been awarded in NQCI’s favor, at any time before December 1, 2009 (the “Non-Execution Period”), which is intended to allow the Parties a sufficient period within which to execute a definitive acquisition agreement providing for the sale or transfer of Xcorporeal’s assets, including its licensing rights in the Technology, as defined in the Award, to a third party (the “Acquisition Agreement”); provided further, however, that such period shall automatically be extended for a period of one hundred and twenty (120) days from December 1, 2009 (the “Extension Date”) if the Acquisition Agreement is  executed in full on or before December 1, 2009.  If such timely execution in full occurs, the Extension Date shall automatically be further extended for a period of sixty (60) days for each amendment to a proxy or information statement related to the transactions contemplated by the Acquisition Agreement, filed by Xcorporeal in response to comments made by the Securities and Exchange Commission.  The Extension Date and the additional 60-day periods shall be referred to herein, collectively, as the “Extended Non-Execution Period(s).”  The purpose of the Extended Non-Execution Period(s) is to allow the Parties an appropriate period of time to fully consummate and close the sale or transfer of Xcorporeal’s assets, including its licensing rights in the Technology to a third party.  With regard to any extension period after December 1, 2009, Xcorporeal, Inc. and Xcorporeal Operations, Inc. are obligated to proceed with due diligence.

4.1           Notwithstanding the foregoing, nothing in this Stipulation shall preclude NQCI from seeking the enforcement or collection of the awarded attorneys’ fees against Xcorporeal at any time prior to the expiration of the Non-Execution Period or, if the conditions herein are met, prior to the expiration of the Extended Non-Execution Period(s), if either of the following occurs: (i) either Xcorporeal, Inc. or Xcorporeal Operations, Inc. files for bankruptcy, whether through a case under Title 11 of the United States Code, or otherwise; or (ii) Xcorporeal, Inc. or Xcorporeal Operations, Inc. or any of their subsidiaries, affiliates, employees, agents or representatives of these entities, directly or indirectly receives funds arising from any exploitation of the WAK, PAK or any other technology licensed to Xcorporeal by NQCI, and fails to remit to NQCI any funds to which NQCI is entitled under the terms of the Award.

Bryan Cave LLP
120 Broadway, Suite 300
Santa Monica, California 90401-2386

5.           Each of the undersigned represents that (i) each is authorized to enter into this Stipulation on behalf of their client, respectively, and (ii) the Stipulation is being knowingly and voluntarily entered into by their client, respectively, based upon the client’s own judgment, belief and knowledge, and consideration of advice of the undersigned, concerning the nature and extent of the rights being waived by this Stipulation as well as the effect of the waivers herein.

6.           This Stipulation may be executed in several counterparts and all such executed counterparts shall constitute one agreement, binding on all parties hereto.  Either an executed copy or counterpart of this Stipulation or an executed copy or counterpart of this Stipulation transmitted via facsimile or email shall be deemed to be just as binding as and effective as an executed original Stipulation.

Dated: August 7, 2009	DICKSTEIN SHAPIRO, LLP

	By:	/s/ James H. Turken
James H. Turken
Attorneys for Xcorporeal

Dated: August 7, 2009	BRYAN CAVE LLP

	By:	/s/ Rosario L. Vizzie
Rosario L. Vizzie
Attorneys for National Quality Care, Inc.